EXHIBIT 99.5

THIRD AMENDMENT
TO
NOTE PURCHASE AGREEMENT,
SECURITY AND PLEDGE AGREEMENTS
AND
OUTSTANDING NOTES
dated as of
January 10, 2008
among
DYNTEK, INC.,
DYNTEK SERVICES, INC.
and
THE PURCHASERS NAMED HEREIN

THIRD AMENDMENT TO NOTE PURCHASE AGREEMENT, SECURITY AND
PLEDGE AGREEMENTS AND OUTSTANDING NOTES
     THIS THIRD AMENDMENT TO NOTE PURCHASE AGREEMENT, SECURITY AND PLEDGE AGREEMENTS AND OUTSTANDING NOTES (this “Third Amendment”) dated as of January 10, 2008, is entered into among DYNTEK, INC., a Delaware corporation (the “Company”), DYNTEK SERVICES, INC., a Delaware corporation (the “Subsidiary” and, together with the Company, the “Debtors”), and the undersigned purchasers hereto (each individually a “Purchaser” and collectively the “Purchasers”).
R E C I T A L S
     A. WHEREAS, the Company and the Purchasers are parties to that certain Note Purchase Agreement dated as of March 8, 2006 (the “Purchase Agreement”), as amended by that certain First Amendment to Note Purchase Agreement dated as of June 15, 2006 (the “First Amendment”), and as further amended by that certain Second Amendment to Note Purchase Agreement and to Security and Pledge Agreements dated as of September 26, 2006 (the “Second Amendment,” and together with the Purchase Agreement and the First Amendment, the “Amended Purchase Agreement”), pursuant to which, among other things, (i) the Company has issued and sold to the Purchasers an initial aggregate principal amount of $6,700,000 of its senior secured promissory notes (the “Senior Notes”), and (ii) the Company has issued and sold to Trust A-4 — Lloyd I. Miller (“Trust A-4”) junior secured convertible promissory notes in the initial aggregate principal amounts of $3,000,000 (the “First Junior Note”), $1,000,000 (the “Second Junior Note”) and $3,000,000 (the “Third Junior Note,” and together with the Senior Notes, the First Junior Note and the Second Junior Note, the “Outstanding Notes”), respectively;
     B. WHEREAS, as a condition to the Purchasers’ obligations to enter into the Purchase Agreement and to extend credit to the Company thereunder, the Debtors executed and delivered certain Security and Pledge Agreements (as amended) (the “Security Agreements” and, collectively referred to herein with the Outstanding Notes and the Amended Purchase Agreement as the “Note Documents”), each dated as of March 8, 2006, and amended as of June 15 and September 26, 2006, respectively, by and among the Debtors and the Purchasers (in respect of the Senior Notes) (the “Senior Security Agreement”) and by and between the Debtors and Trust A-4 (in respect of the Outstanding Junior Note) (the “Junior Security Agreement”), as security for the payment and performance of all obligations of the Debtors to the Purchasers and to guarantee all of the obligations of the Debtors under the Purchase Agreement;
     C. WHEREAS, the Company wishes to issue and sell to Trust A-4 an additional junior secured convertible promissory note in the initial aggregate principal amount of $1,800,000 (the “Additional Junior Note”), pursuant to the terms and conditions of that certain Junior Secured Convertible Note Purchase Agreement dated as of April 13, 2007, as amended by that certain First Amendment to Junior Secured Convertible Note Purchase Agreement and to Security and Pledge Agreement dated as of an even date herewith;
     D. WHEREAS, as a condition to the purchase and sale of the Additional Junior Note, the Company and the Purchasers have agreed to amend certain provisions of the Amended

Purchase Agreement, amend certain provisions of the Outstanding Notes, update the Disclosure Schedules to the Note Documents and the Debtors have also agreed to ratify and affirm all of their respective obligations under the Note Documents.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     Section 1. Defined Terms. Each capitalized term used herein but not otherwise defined herein has the meaning given such term in the Amended Purchase Agreement. Unless otherwise indicated, all references to Sections in this Third Amendment refer to Sections of the Amended Purchase Agreement.
     Section 2. Amendments to Amended Purchase Agreement.
     2.1 Amendments to Introductory Recital
     (a) The definition of “Agreement” is hereby amended in its entirety to read as follows:
     “Agreement” means this Note Purchase Agreement, dated as of March 8, 2006, between the Company and the Purchasers, as amended by each of the First Amendment, Second Amendment and Third Amendment, respectively, and as the same may be amended, modified, supplemented or restated from time to time in accordance herewith.
     (b) The definition of “Third Amendment” is hereby inserted to read as follows:
     “Third Amendment” means the Third Amendment to Note Purchase Agreement, dated as of January 10, 2008, by and among the Debtors and the Purchasers.
     2.2 Further Amendments to Amended Purchase Agreement
     (a) Section 1.01 is hereby amended in its entirety to read as follows:
     “The Company has authorized the issuance and sale to the Purchasers, in the respective amounts set forth in the Schedule of Purchasers attached hereto in Schedule I, of the Company’s Senior Secured Promissory Notes, due March 1, 2011 (the “Senior Note Maturity Date”), in the original aggregate principal amount of up to $6,700,000. The Senior Notes will be substantially in the form set forth in Exhibit A hereto and are herein referred to individually as a “Senior Note” and collectively as the “Senior Notes,” which terms will also include any notes delivered in exchange or replacement therefor.”
     (b) Section 1.05 is hereby amended in its entirety to read as follows:

     “The Senior Notes will accrue interest at the rate of 8% per annum if paid in cash or 11% per annum if paid in kind. The Company in its sole discretion may elect to pay in cash or in kind until March 31, 2010, after which interest will be paid in cash. Interest will be due and payable quarterly in arrears on the last day of each fiscal quarter (each, a “Senior Note Interest Payment Date”), with the first interest payment due June 30, 2006. If the Company chooses to make interest payments in kind, the amount of accrued interest to be so paid will be added to the principal amount of the Senior Notes on the applicable Senior Note Interest Payment Date. Principal will be amortized over four years and payable in equal monthly installments on the last day of each month beginning on March 31, 2010. The Senior Notes and all accrued but unpaid interest thereon shall be due and payable in full at the Senior Note Maturity Date unless earlier redeemed pursuant to the terms and conditions set forth in Section 1.06 herein.”
     (c) Section 1.08 is hereby amended in its entirety to read as follows:
     “The Junior Notes will accrue interest at the rate of ten percent (10%) per annum, compounding quarterly. The said interest shall become due quarterly in arrears and shall be payable on the last day of each fiscal quarter (each, an “Interest Payment Date”) in respect of the immediately preceding completed fiscal quarter. The first Interest Payment Date will be June 30, 2006. At the Company’s sole option, all interest payments due and payable through June 30, 2010 may be paid in kind at the rate of fourteen percent (14%) per annum, compounding quarterly, in which case the accrued interest will be added to the principal amount of the applicable Junior Note on the applicable Interest Payment Date, and interest will accrue on the aggregate principal amount. All interest payments due and payable after June 30, 2010 must be paid in cash. The Junior Notes shall be due and payable in full at the Junior Note Maturity Date unless earlier converted in accordance with Section 3 of the Junior Notes.”
     (d) Article VI (Registration Rights) of the Purchase Agreement is deleted in its entirety and replaced with “Intentionally left blank.”
     Section 3. Updated Disclosure Schedules. The Disclosure Schedules to the Note Documents are updated where necessary as set forth in Exhibit A to this Third Amendment (the “Updated Disclosure Schedules”). Such modifications are not intended and do not remove any information that had previously been disclosed by the Debtors pursuant to the Disclosure Schedules furnished on March 8, 2006, as updated and furnished on June 15 and September 26, 2006. The Debtors hereby represent and warrant to the Purchasers that all of the information set forth in the Disclosure Schedules as modified and supplemented by the Updated Disclosure Schedules is true, correct and complete in its entirety.
     Section 4. Registration Rights. Concurrently with the execution of this Third Amendment, the parties hereto, Milfam II L.P., and B. Riley & Co., LLC are entering into a Registration Rights Agreement (the “Registration Rights Agreement”) which shall govern the rights of the parties thereto to cause the Company to register for resale the shares of Common Stock of the Company issuable upon the exercise of the First Junior Note, the Second Junior Note, the Third Junior Note and other certain shares of Common Stock issued or issuable by the Company to the parties thereto, including without limitation, the shares issuable by the Company upon exercise of those certain 19.9% warrants, dated March 8, 2006, as amended, as more particularly described in the Registration Rights Agreement. The Company will use its commercially reasonable best efforts to comply at all times with all of the terms and conditions of the Registration Rights Agreement.
     Section 5. Amendments to Original Junior Notes.
     5.1 Amendment to Senior Notes.
     (a) The first paragraph of the Senior Note issued to Lloyd I. Miller, III is hereby amended in its entirety to read as follows:
     “FOR VALUE RECEIVED, subject to the terms and conditions of this Note (the “Note”), DynTek, Inc., a Delaware corporation with its principal offices located at 19700 Fairchild Road, Suite 230, Irvine, California (the “Borrower”), hereby promises to pay to the order of Lloyd I. Miller, III (the “Holder”) with his principal office located at 4550 Gordon Drive, Naples, Florida, 34102, the principal sum of Five Million Three Hundred Thousand Dollars ($5,300,000), in lawful money of the United States and in immediately available funds, on March 1, 2011 or, if such day is not a regular business day, on the next business day thereafter, with all accrued but unpaid interest (as provided below) to such date (the “Maturity Date”). Subject to the terms and conditions of this Note (including without limitation Section 5(f)), the Borrower also promises to pay to the Holder interest accrued on the outstanding unpaid principal amount hereof until such principal amount is paid at the rate of eight percent (8%) per annum, compounding quarterly, from the date hereof. The said interest shall become due quarterly in arrears and shall be payable on the last day of each fiscal quarter (each, an “Interest Payment Date”) in respect of the immediately preceding completed fiscal quarter. The first Interest Payment Date will be June 30, 2006. At the Borrower’s sole option, all interest payments due and payable through March 31, 2010 may be paid in kind at the rate of eleven percent (11%) per annum, compounding quarterly, in which case the accrued interest will be added to the principal amount of the Note on the applicable Interest Payment Date, and interest will accrue on the aggregate principal amount. Principal will be amortized over four years and payable, as set forth on Schedule A, in equal monthly installments on the last day of each month beginning on March 31, 2010, with the balance to be paid in full on the Maturity Date. All interest payments due and payable after March 31, 2010 must be paid in cash.”
     (b) The first paragraph of the Senior Note issued to Riley Investment Partners Master Fund, L.P. is hereby amended in its entirety to read as follows:
     “FOR VALUE RECEIVED, subject to the terms and conditions of this Note (the “Note”), DynTek, Inc., a Delaware corporation with its principal offices located at 19700 Fairchild Road, Suite 230, Irvine, California (the “Borrower”), hereby promises to pay to the order of Riley Investment Partners Master Fund, L.P. (the “Holder”) with its principal office located at c/o Appleby Corporate Services (Cayman) Limited, PO Box 1350 GT, Clifton House, 75 Fort Street, George Town, Grand Cayman, Cayman Islands, the principal sum of One Million Four Hundred Thousand Dollars ($1,400,000), in lawful money of the United States and in immediately available funds, on March 1, 2011 or, if such day is not a regular business day, on the next business day thereafter, with all accrued but unpaid interest (as provided below) to such date (the “Maturity Date”). Subject to the terms and conditions of this Note (including without limitation Section 5(f)), the Borrower also promises to pay to the Holder interest accrued on the outstanding unpaid principal amount hereof until such principal amount is paid at the rate of eight percent (8%) per annum, compounding quarterly, from the date hereof. The said interest shall become due quarterly in arrears and shall be payable on the last day of each fiscal quarter (each, an “Interest Payment Date”) in respect of the immediately preceding completed fiscal quarter. The first Interest Payment Date will be June 30, 2006. At the Borrower’s sole option, all interest payments due and payable through March 31, 2010 may be paid in kind at the rate of eleven percent (11%) per annum, compounding quarterly, in which case the accrued interest will be added to the principal amount of the Note on the applicable Interest Payment Date, and interest will accrue on the aggregate principal amount. Principal will be amortized over four years and payable, as set forth on Schedule A, in equal monthly installments on the last day of each month beginning on March 31, 2010, with the balance to be paid in full on the Maturity Date. All interest payments due and payable after March 31, 2010 must be paid in cash.”
     5.2 Amendment to First Junior Note. The last two sentences of the first paragraph of the First Junior Note is hereby amended in its entirety to read as follows:
     “At the Borrower’s sole option, all interest payments due and payable before June 30, 2010 may be paid in kind at the rate of fourteen percent (14%) per annum, compounding quarterly, in which case the accrued interest will be added to the principal amount of the Note on the applicable Interest Payment Date, and interest will accrue on the aggregate principal amount. All interest payments due and payable on and after June 30, 2010 must be paid in cash.”
     5.3 Amendment to Second Junior Note. The last two sentences of the first paragraph of the Second Junior Note is hereby amended in its entirety to read as follows:
     “At the Borrower’s sole option, all interest payments due and payable before June 30, 2010 may be paid in kind at the rate of fourteen percent (14%) per annum, compounding quarterly, in which case the accrued interest will be added to the principal amount of the Note on the applicable Interest Payment Date, and interest will accrue on the aggregate principal amount. All interest payments due and payable on and after June 30, 2010 must be paid in cash.”

     5.4 Amendment to Third Junior Note. The last two sentences of the first paragraph of the Third Junior Note is hereby amended in its entirety to read as follows:
     “At the Borrower’s sole option, all interest payments due and payable before June 30, 2010 may be paid in kind at the rate of fourteen percent (14%) per annum, compounding quarterly, in which case the accrued interest will be added to the principal amount of the Note on the applicable Interest Payment Date, and interest will accrue on the aggregate principal amount. All interest payments due and payable on and after June 30, 2010 must be paid in cash.”
     Section 6. Conditions Precedent. This Third Amendment shall not become effective until the date on which each of the following conditions are satisfied (the “Effective Date”):
     (a) no Event of Defaults nor a breach of any representations and warranties by the Debtors shall have occurred and be continuing as of the Effective Date under the Note Documents (including after giving effect to the terms of this Third Amendment);
     (b) the representations and warranties in this Third Amendment shall be true and correct in all material respects;
     (c) the parties shall have received this Third Amendment duly and validly delivered and executed on behalf of the Debtors and the Purchasers;
     (d) Purchasers will have received an opinion of the Company’s counsel, dated the Effective Date, with respect to legal matters customary for transactions of this type, in a form reasonably acceptable to Purchasers and counsel for Purchasers;
     (e) the Company’s representations and warranties contained herein will be true, complete and correct on and as of the Effective Date, and the Chief Financial Officer of the Company will have certified to such effect to Purchasers in writing;
     (f) the Company will have performed and complied in all material respects with all covenants and agreements contained herein required to be performed or complied with by it prior to or at the Effective Date and the Chief Financial Officer of the Company will have certified to the Purchasers in writing to such effect and to the further effect that all of the conditions set forth in this Section 6 have been satisfied;
     (g) all corporate and other proceedings to be taken by the Company in connection with the transactions contemplated hereby and all documents incident thereto will be satisfactory in form and substance to Purchasers and their counsel, and Purchasers and their counsel will have received all such counterpart originals or certified or other copies of such documents as they reasonably may request; and
     (h) Purchasers and its counsel will have received copies of the following documents (i) a certificate of the Secretary of State of Delaware dated as of a recent date as to the due incorporation and good standing of the Company, the payment of all excise taxes by the Company and listing all documents of the Company on file with said

Secretary, (ii) a certificate of the Secretary of the Company dated the date hereof certifying: (A) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Third Amendment, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Third Amendment; and (B) to the incumbency and specimen signature of each officer of the Company executing this Third Amendment, and any certificate or instrument furnished pursuant hereto, and a certification by another officer of the Company as to the incumbency and signature of the officer signing the certificate referred to in this clause; and (iii) such additional supporting documents and other information with respect to the operations and affairs of the Company as the Purchasers or their counsel reasonably may request. All such documents will be satisfactory in form and substance to the Purchasers and their counsel.
     Section 7. Miscellaneous.
     7.1 Confirmation. The provisions of the Note Documents, as amended by this Third Amendment, shall remain in full force and effect following the effectiveness of this Third Amendment.
     7.2 Ratification and Affirmation; Representations and Warranties. The Debtors each hereby (a) acknowledge the terms of this Third Amendment; (b) ratifies and affirms its obligations under, and acknowledges, renews and extends its continued liability under, each Note Document to which it is a party and agrees that each Note Document to which it is a party remains in full force and effect, except as expressly amended hereby, notwithstanding the amendments contained herein and (c) represents and warrants to the Purchasers that as of the date hereof, after giving effect to the terms of this Third Amendment: (i) unless such representations and warranties are stated to relate to a specific earlier date, in which case, such representations and warranties shall continue to be true and correct as of such earlier date, all of the representations and warranties contained in each Note Document to which it is a party are true and correct, including without limitation, the information contained in the updated Disclosure Schedules of the Note Documents attached hereto as Exhibit A, and (ii) no Event of Default under the Amended Purchase Agreement nor Default under the Security Agreements has occurred and is continuing. The Company further represents and warrants to the Purchasers that from and after the date of the Amended Purchase Agreement until the date of this Third Amendment, no changes have been made to the Certificate of Incorporation of the Company nor the Bylaws of the Company.
     7.3 Reference to Note Documents. Upon the effectiveness of this Third Amendment, each reference in the Purchase Agreement or the Security Agreements, as applicable, to “this Agreement,” “hereunder,” or words of like import shall mean and be a reference to the Purchase Agreement or the Security Agreements, as applicable, as amended by this Third Amendment.
     7.4 Breach of Third Amendment. This Third Amendment shall be part of the Purchase Agreement and the Security Agreements and a breach in any material respect of any representation, warranty or covenant herein shall constitute an Event of Default or a Default, as applicable.

     7.5 Further Assurances. The parties agree to (i) execute and deliver, or cause to be executed and delivered, all such other and further agreements, documents and instruments and (ii) take or cause to be taken all such other and further actions as any Purchaser may reasonably request to effectuate the intent and purposes, and carry out the terms, of this Third Amendment.
     7.6 Counterparts. This Third Amendment may be executed by two or more of the parties hereto in any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of this Third Amendment by facsimile transmission or electronic mail shall be effective as delivery of a manually executed counterpart hereof.
     7.7 ENTIRE AGREEMENT. THIS THIRD AMENDMENT, THE AMENDED PURCHASE AGREEMENT, THE OUTSTANDING NOTES AND THE OTHER NOTE DOCUMENTS EXECUTED IN CONNECTION HEREWITH AND THEREWITH REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR UNWRITTEN ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES.
     7.8 GOVERNING LAW. THIS THIRD AMENDMENT (INCLUDING, BUT NOT LIMITED TO, THE VALIDITY AND ENFORCEABILITY HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA.
[SIGNATURES BEGIN NEXT PAGE]

     IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed as of the date first written above.

DEBTORS: DYNTEK, INC.
By:
Casper W. Zublin, Jr.
Chief Executive Officer

DYNTEK SERVICES, INC.
By:
Casper W. Zublin, Jr.
Chief Executive Officer

PURCHASERS:

RILEY INVESTMENT PARTNERS MASTER FUND, L.P.

By:
Name:
Title:

LLOYD I. MILLER, III

By:
Name:	Lloyd I. Miller, III

TRUST A-4 - LLOYD I. MILLER

By: PNC Bank, National Association, as Trustee

By:
Name:	Lloyd I. Miller, III
Title:	Investment Advisor to Trustee

EXHIBIT A
UPDATED DISCLOSURE SCHEDULES TO EACH OF THE NOTE DOCUMENTS

UPDATED DISCLOSURE SCHEDULES TO AMENDED NOTE PURCHASE AGREEMENT
     These Updated Disclosure Schedules are being furnished pursuant to that certain Note Purchase Agreement, dated as of March 8, 2006, by and among the Company and the purchasers (the “Purchasers”) named therein (the “Note Purchase Agreement”), as amended by that certain First Amendment to Note Purchase Agreement, dated as of June 15, 2006, by and among the Company, DynTek Services, Inc. (“DSI”) and the Purchasers (the “First Amendment”), that certain Second Amendment to Note Purchase Agreement, dated as of September 26, 2006, by and among the same parties (the “Second Amendment”) and that certain Third Amendment to Note Purchase Agreement, dated as of January [___], 2008, by and among the same parties (the “Third Amendment” and collectively with the Note Purchase Agreement, the First Amendment and the Second Amendment, referred to herein as the “Amended Note Purchase Agreement”). The Updated Disclosure Schedules only update the Disclosure Schedules furnished to the Purchasers on March 8, 2006 as updated on September 26, 2006, and do not restate the disclosures set forth therein in their entirety.
     Each Section below qualifies the correspondingly numbered section or subsection thereof in Article IV of the Amended Note Purchase Agreement, as applicable. Terms of documents summarized herein are qualified in their entirety by the documents themselves, provided that nothing is misleading in such summaries. The titles and headings used herein are for reference purposes only and shall not in any manner limit the construction of these Schedules, and any disclosure made under any subheading hereunder is deemed made for all provisions of that corresponding section in the Amended Note Purchase Agreement.

Section 2.02
Authorization of Agreements, Etc.
     (a) Section 2.2 of that certain Security and Pledge Agreement, dated March 8, 2006, as amended, by and among the Company, DSI, Lloyd I. Miller, III, and SACC Partners, L.P. (the “Senior Security Agreement”), as well as Section 2.2 of that certain Security and Pledge Agreement, dated March 8, 2006, as amended, by and among the Company, DSI, and Trust A-4 — Lloyd I. Miller (the “Junior Security Agreement”), provides that the Company and DSI are, and as to Collateral (as defined therein) acquired by it from time to time after the date hereof will be, the owner of all Collateral pledged by it hereunder free from any lien, security interest, encumbrance or other right, title or interest of any person or entity. None of the terms and conditions of the Senior Security Agreement or the Junior Security Agreement may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by each of the Company, DSI and the holders of at least a majority of the outstanding principal amount of the Senior Notes with respect to the Senior Security Agreement, and the Company, DSI and the holders of at least a majority of the outstanding principal amount of the Junior Notes with respect to the Junior Security Agreement.

Section 2.04
Authorized Capital Stock
     As of the date hereof, there are 58,234,989 shares of Common Stock and no shares of Preferred Stock validly issued and outstanding.

Section 2.05
SEC Filings, Other Filings and Regulatory Compliance
         As of the date hereof, the Company has timely made all filings required to be made by it under the Exchange Act. However, on December 19, 2007, the Company filed a Form 15 to deregister its Common Stock with the SEC and terminate or suspend, as applicable, its obligation to file periodic reports pursuant to Sections 13(a) and 15(d) of the Exchange Act.

Section 2.08
Material Changes
(iii) (1) On October 6, 2006, the Company entered into an Asset Purchase Agreement for substantially all of the assets of TekConnect, Inc. In consideration for the purchased assets, the Company paid to sellers $400,000 at closing, incurred $63,000 of direct acquisition costs and assumed $540,000 pre-existing contract obligations.
     (2) On October 27, 2006, the Company, DynTek Canada, an Ontario corporation and wholly-owned subsidiary of the Company, Sensible Security Solutions, Inc., an Ontario corporation (“SSS”), and Paul Saucier, an individual and 100% owner of SSS, entered into an asset purchase agreement for the acquisition by DynTek Canada of substantially all of the assets of SSS. In consideration of the purchased assets, we paid SSS at closing a cash payment of $1.1 million, and also issued 1,485,148 shares of our Common Stock to SSS with an aggregate fair value of $300,000. The Company is obligated to make additional payments of up to $4.7 million over a three-year period based upon the achievement of certain EBITDA performance targets.
     (3) On September 26, 2006, the Company entered into a Second Amendment to Note Purchase Agreement (the “Second Amendment”), pursuant to which the Company issued to Trust A-4 — Lloyd I. Miller a Junior Secured Convertible Note in the aggregate principal amount of $3,000,000 (the “Third Junior Note”). In January of 2007, the Company received a comment letter on a Registration Statement on Form S-1 indicating that the Company may have violated Section 5 of the Securities Act in connection with its issuance of the Third Junior Note. An investor’s remedy for violations of Section 5 of the Securities Act could include making a demand for a rescission of the investment. While the Company believes that its issuance of these securities was in compliance with Section 5 and any other applicable regulations, it nonetheless requested and received from each of Lloyd I. Miller, III, SACC Partners, L.P. and Trust A-4 — Lloyd I. Miller waivers and releases of any rescission rights in connection with any such potential Section 5 violation. The Company obtained such waivers on February 2, 2007.
     (4) On March 28, 2007, the Company entered into a Business Lease Agreement with Hewlett-Packard Financial Services Company, pursuant to which the Company has agreed to lease certain equipment set forth on Annex I thereto. The monthly lease payment is $951.76 and the term of the lease is 36 months.
     (5) On July 1, 2007, the Company entered into an asset purchase agreement for substantially all of the assets of Coast Business Solutions, Inc. In consideration of the purchased assets, the Company paid approximately $200,000 to the sellers at closing.
(iv) (1) In connection with the transactions contemplated by the Amended Note Purchase Agreement, DynTek has agreed to pledge 66.0% of the stock of DynTek Canada, Inc., a wholly-owned subsidiary of DynTek.

Section 2.09
Litigation
     (1) On or about July 19, 2006, Pangaea Education Systems, LLC (“Pangaea”) filed a lawsuit in District Court for the Middle District of Florida against DSI alleging unfair competition, reverse passing off, misappropriation of trade secrets, copyright infringement and breach of contract arising out of services performed in 2003. On September 11, 2007 the Company entered into a settlement agreement with Pangaea and in exchange for a complete release from any further liability, the Company agreed to pay $47,500 to Pangaea.
     (2) On March 6, 2007, the Company was served with a subpoena to produce certain enumerated business records regarding the Company’s contractual relationship with the New York City Department of Education. The Company has complied with this subpoena and produced responsive documents on April 2, 2007. The New York City Department of Education is conducting an investigation of the computer consulting services provided by the Company to determine whether such services were provided in conformity with the contractual prohibition against the Company contracting with a subcontractor to perform such consulting work for the New York City Department of Education. Based on its contract with the New York City Department of Education and the parties’ custom and practice, the Company believes it has acted in accordance with its contract with the New York City Department of Education. However, an ambiguity exists as to the meaning of the term “subcontractor,” which may result in a finding that there has been work contracted with the Company that was performed by a “subcontractor.” In light of the ambiguity of the term “subcontractor” and the parties’ custom and practice, such a finding does not necessarily mean that the Company has breached its contract with the New York City Department of Education. To date, no suit has arisen from the New York City Department of Education’s investigation and no monetary demands have yet been made.

Section 2.10
Ownership of Property; Liens
None.

UPDATED DISCLOSURE SCHEDULES TO SENIOR SECURITY AND PLEDGE AGREEMENT
     These Updated Disclosure Schedules are being furnished pursuant to that certain Security and Pledge Agreement dated March 8, 2006, by and between the Company, DSI and the Purchasers named therein (the “Senior Security Agreement”), as amended by that certain Waiver and First Amendment to Security and Pledge Agreement, dated as of June 15, 2006 (the “First Security Amendment”) and that certain Second Amendment to Note Purchase Agreement and Security Pledge Agreements, dated as of September 26, 2006 (the “Second Security Amendment”) and that certain Third Amendment to Note Purchase Agreement, Security and Pledge Agreements and Outstanding Notes (the “Third Security Amendment” and collectively with the Senior Security Agreement, the First Security Amendment and the Second Security Amendment, referred to herein as the “Senior Security and Pledge Agreement”). The Updated Disclosure Schedules update the Disclosure Schedules furnished to the Purchasers on March 8, 2006, as amended by the First Security Amendment, and as further updated by the Second Security Amendment. The Updated Disclosure Schedules only update the Disclosure Schedules furnished to the Purchasers on March 8, 2006, as amended and updated, and do not restate the disclosures set forth therein in their entirety.
     Terms of documents summarized herein are qualified in their entirety by the documents themselves, provided that nothing is misleading in such summaries. The titles and headings used herein are for reference purposes only and shall not in any manner limit the construction of these Schedules, and any disclosure made under any subheading hereunder is deemed made for all provisions of that corresponding section in the Senior Security and Pledge Agreement.

Schedule B
Commercial Tort Claims
     (1) On or about July 19, 2006, Pangaea Education Systems, LLC (“Pangaea”) filed a lawsuit in District Court for the Middle District of Florida against DSI alleging unfair competition, reverse passing off, misappropriation of trade secrets, copyright infringement and breach of contract arising out of services performed in 2003. On September 11, 2007 the Company entered into a settlement agreement with Pangaea and in exchange for a complete release from any further liability, the Company agreed to pay $47,500 to Pangaea.

UPDATED DISCLOSURE SCHEDULES TO JUNIOR SECURITY AND PLEDGE AGREEMENT
     These Updated Disclosure Schedules are being furnished pursuant to that certain Security and Pledge Agreement dated March 8, 2006, by and between the Company, DSI and the Purchasers named therein (the “Junior Security Agreement”), as amended by that certain Waiver and First Amendment to Security and Pledge Agreement, dated as of June 15, 2006 (the “First Security Amendment”) and that certain Second Amendment to Note Purchase Agreement and Security Pledge Agreements, dated as of September 26, 2006 (the “Second Security Amendment”) and that certain Third Amendment to Note Purchase Agreement, Security and Pledge Agreements and Outstanding Notes (the “Third Security Amendment” and collectively with the Junior Security Agreement, the First Security Amendment and the Second Security Amendment, referred to herein as the “Junior Security and Pledge Agreement”). The Updated Disclosure Schedules update the Disclosure Schedules furnished to the Purchasers on March 8, 2006, as amended by the First Security Amendment, and as further updated by the Second Security Amendment. The Updated Disclosure Schedules only update the Disclosure Schedules furnished to the Purchasers on March 8, 2006, as amended and updated, and do not restate the disclosures set forth therein in their entirety.
     Terms of documents summarized herein are qualified in their entirety by the documents themselves, provided that nothing is misleading in such summaries. The titles and headings used herein are for reference purposes only and shall not in any manner limit the construction of these Schedules, and any disclosure made under any subheading hereunder is deemed made for all provisions of that corresponding section in the Junior Security and Pledge Agreement.

Schedule B
Commercial Tort Claims
     (1) On or about July 19, 2006, Pangaea Education Systems, LLC (“Pangaea”) filed a lawsuit in District Court for the Middle District of Florida against DSI alleging unfair competition, reverse passing off, misappropriation of trade secrets, copyright infringement and breach of contract arising out of services performed in 2003. On September 11, 2007 the Company entered into a settlement agreement with Pangaea and in exchange for a complete release from any further liability, the Company agreed to pay $47,500 to Pangaea.